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345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407-4990

March 17, 2008

Jaguar Acquisition Corporation 8 Tower Bridge, Street 1050 161 Washington Street Conshohocken, Pennsylvania, USA 19428

Re:

Registration Statement of China Cablecom Holdings, Ltd.

Gentlemen:

We have acted as special United States counsel to Jaguar Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by China Cablecom Holdings, Ltd., a British Virgin Islands company on October 31, 2007, as amended through the date hereof (the “Registration Statement”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

As special United States counsel to the Company, we have reviewed the Registration Statement (including all exhibits thereto).  In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us.  We have also assumed with your approval and not verified the accuracy of the factual matters set forth in the above-referenced documents.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated therein and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material United States Federal Income Tax Considerations.”

This opinion is based upon the existing provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions in effect on the date hereof.  Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein.  Our opinion is based on the facts and assumptions set forth in the Registration Statement and this opinion.  If any of the facts or assumptions is not true, correct or complete, our opinion may not be applicable.  We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

China Cablecom Holdings, Ltd. March 17, 2008 Page 2

This opinion is issued in connection with the Registration Statement, and may not be relied on for any other purpose without our prior written consent.  Notwithstanding the foregoing, nothing herein shall be construed as a limitation on the ability to disclose the tax treatment or tax structure of the proposed transaction.

Our opinion is not binding on the IRS or a court.  The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter set forth in the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP